Exhibit 99.1

Viad Corp Reports 2017 Fourth Quarter and Full Year Results

Fourth Quarter and Full Year Revenue Increased More Than 8%

Driven by Strong Organic Growth and Acquisitions at GES and Pursuit

PHOENIX, Feb. 8, 2018 -- Viad Corp (NYSE: VVI) today announced 2017 fourth quarter and full year results. Both of our business groups delivered strong full year growth and continued to make progress toward our strategic goals.

	Q4 2017	Q4 2016	y-o-y Change	Full Year 2017	Full Year 2016	y-o-y Change
$ in millions, except per share data
Revenue	$277.3	$256.4	8.1%	$1,307.0	$1,205.0	8.5%
Organic Revenue*	269.9	256.3	5.3%	1,201.1	1,146.2	4.8%

Net Income (Loss) Attributable to Viad	$(21.7)	$(4.0)	**	$57.7	$42.3	36.5%
Income (Loss) Before Other Items*	(5.3)	(2.1)	**	53.5	48.2	11.0%
Income (Loss) Before Other Items per Share*	(0.26)	(0.11)	**	2.62	2.38	10.1%

Adjusted Segment Operating Income (Loss)*	$(4.1)	$(0.4)	**	$97.7	$87.7	11.5%
Adjusted Segment EBITDA*	8.5	11.1	-24.1%	152.6	130.2	17.2%

** Change is greater than +/- 100 percent.

Full Year

•	Full year revenue of $1.3 billion increased 8.5% ($102.0 million) year-over-year, or 4.8% ($55.0 million) on an organic basis (which excludes the impact of acquisitions and exchange rate variances).
o	The increase in organic revenue reflects continued underlying growth at both GES and Pursuit.
o	Acquisitions completed during 2016 and 2017 contributed revenue of $111.4 million during 2017, up from $58.8 million in 2016.
o	Exchange rate variances had an unfavorable impact on revenue of $5.6 million versus 2016.
•

Adjusted segment operating income, adjusted segment EBITDA and income before other items improved year-over-year, primarily due to the increase in revenue. The year-over-year growth in net income attributable to Viad also reflects impairment recoveries of $29.1 million ($21.2 million after-tax) primarily related to insurance proceeds received for fire damage to the company’s Mount Royal Hotel, partially offset by a $16.1 million charge as a result of the Tax Cuts and Jobs Act, which are both excluded from our income before other items.

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* Refer to Table Two of this press release for a discussion and reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.

Fourth Quarter

•	Fourth quarter revenue of $277.3 million increased 8.1% ($20.9 million) year-over-year, and 5.3% ($13.6 million) on an organic basis.
o	The organic revenue growth reflects underlying growth at both business groups.
o	Year-over-year revenue growth from acquisitions was $2.3 million.
o	Exchange rate variances had a favorable impact on revenue of $5.0 million.
•

The declines in adjusted segment operating income, adjusted segment EBITDA and income before other items primarily reflect additional costs and a less favorable mix of business at GES. The year-over-year decline in net income attributable to Viad also reflects a $16.1 million charge as a result of the Tax Cuts and Jobs Act, which is excluded from our income before other items.

Steve Moster, president and chief executive officer, said, “We delivered another year of solid growth and profitability with both business groups making continued progress toward our strategic goals to enhance shareholder value. Our efforts in 2017 focused on driving continued organic growth, integrating our recent acquisitions and making selective investments that will accelerate our growth and profitability in future years. At GES, our expanded suite of offerings is generating new business wins and cross-sell opportunities. At Pursuit, we continue to grow and enhance our collection of attractions and hotels to enrich the guest experience and fuel growth in high-margin areas.”

GES Results

Moster said, “GES finished 2017 with stronger than expected fourth quarter revenue growth of 6.8 percent, while operating income was near the bottom end of our prior guidance range due largely to higher costs in our ON Services audio-visual business. For the full year, GES delivered top line growth of 7.4 percent.  We continued to drive strong same-show growth and new business wins as we worked to integrate ON Services and capitalize on the in-sourcing and cross-selling opportunities provided by that acquisition. Looking ahead, we remain focused on leveraging our full suite of services to gain share in under penetrated and higher-margin areas like corporate events and audio-visual services and we continue to evaluate M&A opportunities that will further position GES as the preferred global, full-service provider for live events.”

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* Refer to Table Two of this press release for a discussion and reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.

	Q4 2017	Q4 2016	y-o-y Change	Full Year 2017	Full Year 2016	y-o-y Change
$ in millions
Revenue	$263.0	$246.2	6.8%	$1,133.1	$1,054.7	7.4%
U.S. Organic Revenue*	188.2	190.1	-1.0%	799.7	795.7	0.5%
International Organic Revenue*	74.9	60.8	23.1%	289.1	248.5	16.3%

Adjusted Segment Operating Income*	$2.2	$7.9	-72.0%	$50.1	$50.8	-1.3%
Adjusted Segment Operating Margin*	0.8%	3.2%	(240) bps	4.4%	4.8%	(40) bps

Adjusted Segment EBITDA*	$11.6	$16.9	-31.8%	$87.4	$80.4	8.7%
Adjusted Segment EBITDA Margin*	4.4%	6.9%	(250) bps	7.7%	7.6%	10 bps

Key Performance Indicators:
U.S. Base Same-Show Revenue Growth(1)			6.2%			4.8%
U.S. Show Rotation Revenue Change (approx.)(2)			$(4)			$(11)
International Show Rotation Revenue Change (approx.)(2)			$2			$3

(1)

Base same-shows are defined as shows produced by GES out of the same city during the same quarter in both the current year and prior year.  Base same-shows represented 32.5% and 35.4% of GES’ U.S. organic revenue during the 2017 fourth quarter and full year, respectively.

(2)	Show rotation refers to shows that take place once every two, three or four years, as well as annual shows that change quarters from one year to the next.

GES Full Year

•	Full year GES revenue increased 7.4% ($78.4 million) year-over-year. On an organic basis (which excludes the impact of acquisitions and exchange rate variances), the increase was 4.2% ($43.0 million).
o

U.S. organic revenue increased 0.5% ($4.0 million) driven primarily by base same-show revenue growth of 4.8% and new business wins that more than offset a low margin contract that expired in 2016 and was not renewed, and negative show rotation revenue of approximately $11 million.

o	International organic revenue increased 16.3% ($40.5 million) primarily due to new business wins, same show growth and positive show rotation revenue of approximately $3 million.
•	Full year GES adjusted segment operating income decreased $0.7 million (1.3%), and increased $5.1 million (10.0%) on an organic basis.
o

U.S. organic adjusted segment operating income decreased $1.8 million, primarily reflecting a less favorable mix of revenue and cost increases, partially offset by lower performance-based incentives and income of $2.8 million from a favorable contract settlement.

o	International organic adjusted segment operating income increased $6.8 million, primarily due to higher revenue.
•

The acquisitions of ON Services (August 2016) and Poken (March 2017) contributed revenue of $73.4 million in 2017 versus $30.7 million from a partial year of ON Services results in 2016. ON Services and Poken generated a combined adjusted segment operating loss of $5.8 million* during 2017, with adjusted segment EBITDA of $5.5 million*.

•	Exchange rate variances had an unfavorable impact on full year revenue and adjusted segment operating income of $7.3 million and $0.1 million, respectively.

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* Refer to Table Two of this press release for a discussion and reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.

GES Fourth Quarter

•	Fourth quarter GES revenue increased 6.8% ($16.8 million) year-over-year, and 5.0% ($12.2 million) on an organic basis.
o	U.S. organic revenue decreased 1.0% ($2.0 million) primarily due to negative show rotation of approximately $4 million, partially offset by base same-show growth of 6.2%.
o	International organic revenue increased 23.1% ($14.1 million) driven primarily by new business wins and positive show rotation revenue of approximately $2 million.
•	Fourth quarter GES adjusted segment operating income decreased $5.7 million (72.0%), or $5.3 million (67.9%) on an organic basis.
o	U.S. organic adjusted segment operating results decreased $7.7 million, primarily due to lower revenue, a less favorable mix of revenue and additional costs at ON Services.
o	International organic adjusted segment operating income increased $2.4 million primarily due to higher revenue.
•	The acquisition of Poken contributed revenue of $0.2 million and an adjusted segment operating loss of $0.7 million*, with adjusted segment EBITDA of negative $0.6 million*.
•	Exchange rate variances had a favorable impact on fourth quarter revenue and adjusted segment operating income of $4.4 million and $0.3 million, respectively.

Pursuit Results

Moster said, “Pursuit delivered strong growth in 2017 and finished the year in line with our prior guidance. Full year revenue grew 13.4 percent and adjusted segment EBITDA margins increased to 37.5 percent as we made key investments to grow and enhance our high-margin attraction and hospitality portfolio, while exiting select lower-margin service lines.  On an organic basis, we realized a 41 percent increase in attractions revenue year-over-year led by our recently renovated Banff Gondola, which continues to exceed our growth and profitability expectations. Additionally, the FlyOver Canada attraction that we acquired in December 2016 delivered solid results this year.  Our focus on revenue management and refreshing key assets, combined with increased park visitation are driving strong growth in passengers and revenue per passenger at our attractions and same-store RevPAR growth at our hospitality properties.”

Moster continued, “Additionally, during 2017, we began a major renovation of our Mount Royal Hotel in downtown Banff and the development of an RV Park at Glacier National Park.  We also announced the planned expansion of our FlyOver concept to Iceland.  We remain committed to delivering strong returns, enriching the guest experience and growing the Pursuit Collection in high-margin areas through our Refresh, Build, Buy growth strategy.”

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* Refer to Table Two of this press release for a discussion and reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.

	Q4 2017	Q4 2016	y-o-y Change	Full Year 2017	Full Year 2016	y-o-y Change
$ in millions
Revenue	$14.3	$10.3	39.3%	$173.9	$153.4	13.4%
Organic Revenue*	11.5	10.2	13.1%	134.1	125.3	7.1%

Adjusted Segment Operating Income (Loss)*	$(6.3)	$(8.2)	-23.4%	$47.6	$36.9	29.1%
Adjusted Segment Operating Margin*	-44.1%	-80.2%	**	27.4%	24.0%	340 bps

Adjusted Segment EBITDA*	$(3.1)	$(5.8)	-46.7%	$65.2	$49.8	30.9%
Adjusted Segment EBITDA Margin*	-21.6%	-56.4%	**	37.5%	32.5%	500 bps

Key Performance Indicators:
Same-Store RevPAR(1)	$49	$41	19.5%	$126	$118	6.8%
Same-Store Room Nights Available(1)	29,036	28,816	0.8%	181,242	179,420	1.0%
Same-Store Passengers(2)	167,658	140,609	19.2%	1,793,779	1,594,508	12.5%
Same-Store Revenue per Passenger(2)	$44	$36	22.2%	$42	$33	27.3%

(1)

Same-store RevPAR is calculated as total rooms revenue divided by the total number of room nights available for all comparable Pursuit properties during the periods presented, expressed on a constant currency basis.  Comparable properties are defined as those owned by Viad and operating for the entirety of both periods. Accordingly, the fourth quarter comparisons exclude the Mount Royal Hotel (closed for renovation due to fire) and the full year comparisons exclude the Mount Royal Hotel and CATC (acquired March 2016).

(2)

Same-store revenue per passenger is calculated as total attractions revenue divided by the total number of passengers for all comparable Pursuit attractions, expressed on a constant currency basis.  Comparable attractions are defined as those owned by Viad for the entirety of both periods.  Accordingly, the fourth quarter comparisons exclude FlyOver Canada (acquired December 2016) and the full year comparisons exclude CATC (acquired March 2016) and FlyOver Canada.  The Banff Gondola was closed for renovations from October 2015 through April 2016.  Accordingly the full year same-store metrics for 2016 include only 8 months of operation for the Banff Gondola whereas the Gondola was fully operational in 2017.  When excluding the Banff Gondola from the full year same-store metrics in both periods, same-store passengers increased by 53,225.

**  Change is greater than +/- 100 percent or 1,000 basis points.

Pursuit Full Year

•

Full year Pursuit revenue increased 13.4% ($20.5 million) year-over-year.  On an organic basis (which excludes the impact of acquisitions and exchange rate variances), revenue increased 7.1% ($8.8 million) driven primarily by higher passenger volumes at our attractions, in particular the Banff Gondola, and stronger RevPAR across our hospitality assets which more than offset revenue declines from the previously announced downsizing of the lower-margin package tours line of business and the fire-related closure of the Mount Royal Hotel.

•

Full year Pursuit adjusted segment operating income increased $10.7 million (29.1%).  On an organic basis, adjusted segment operating income increased $10.4 million (34.1%) primarily reflecting higher organic revenue from high-margin attractions.

•

The acquisitions of CATC (March 2016) and FlyOver Canada (December 2016), contributed full year revenue of $38.1 million in 2017 versus $28.1 million in 2016 (primarily from a partial year of CATC). CATC and FlyOver Canada generated combined adjusted segment operating income of $6.1 million* during 2017 (which includes an incremental first quarter seasonal operating loss of $2.3 million from CATC), with adjusted segment EBITDA of $13.0 million*.

•	Exchange rate variances had a favorable impact on full year revenue of $1.7 million and a favorable impact on adjusted segment operating income of $0.7 million.

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* Refer to Table Two of this press release for a discussion and reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.

Pursuit Fourth Quarter

•	Fourth quarter Pursuit revenue increased 39.3% ($4.0 million) year-over-year. On an organic basis, revenue increased 13.1% ($1.3 million) primarily driven by the fully refreshed Banff Gondola.
•

Fourth quarter Pursuit adjusted segment operating loss decreased $1.9 million year-over-year.  On an organic basis, the adjusted segment operating loss decreased $1.6 million primarily reflecting higher organic revenue from high-margin attractions.

•	The acquisition of FlyOver Canada contributed revenue of $2.2 million, adjusted segment operating income of $0.4 million* and adjusted segment EBITDA of $1.0 million*.

Mount Royal Hotel Fire Update

On December 29, 2016, the Mount Royal Hotel was damaged by a fire and closed.  In the fourth quarter of 2016, as a result of the fire, we recorded an asset impairment loss of $2.2 million and an offsetting impairment recovery (and related insurance receivable) as the losses related to the fire were covered by our property and business interruption insurance.

During July 2017, we resolved our property and business interruption insurance claims for a total of $36.3 million, inclusive of partial recoveries received during the first and second quarters of 2017. The recoveries were recorded as follows in our financial statements:

$ in millions	Q1 2017	Q2 2017	Q3 2017	Q4 2017	YTD
Insurance receivable(1)	$2.2	$—	$—	$—	$2.2
Impairment recoveries(2)	2.4	2.2	24.7	—	29.3
Contra-expense(3)	0.6	0.5	—	0.2	1.3
Business interruption gains(4)	0.1	1.0	1.1	0.3	2.5
Deferred business interruption recovery(5)	—	—	1.5	(0.5)	1.0
TOTAL PROCEEDS RECEIVED	$5.3	$3.7	$27.3	$—	$36.3

(1)	Related to asset impairment loss recorded in the 2016 fourth quarter
(2)	Recovery of construction costs incurred or to be incurred to re-open the property
(3)	Recovery of non-capitalizable costs incurred by the Company, recorded in Pursuit segment operating results
(4)	Recovery of lost profits, recorded in Pursuit segment operating results
(5)

Recovery of lost profits and contra-expense related to future periods, recorded as deferred income on the balance sheet to be recognized in Pursuit segment operating results over the periods to which they relate in amounts that correspond to the business interruption losses actually incurred

The hotel is expected to remain closed until mid-year 2018 as we work to reconstruct and upgrade the property for an enhanced guest experience.

Tax Cuts and Jobs Act (Tax Reform) Impact

We recorded a net charge of $16.1 million related to Tax Reform during the 2017 fourth quarter. This charge is comprised of $8.0 million related to the re-measurement of our deferred tax assets arising from a lower U.S. corporate tax rate and $8.1 million related to the deemed repatriation of unremitted earnings of foreign subsidiaries. We have not completed our accounting for the tax effects of Tax Reform and our net charge is provisional based on reasonable estimates for those tax effects. Changes to these estimates or new guidance issued by regulators may materially impact our provision for income

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* Refer to Table Two of this press release for a discussion and reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.

taxes and effective tax rate in the period in which the adjustments are made. Our accounting for the tax effects of Tax Reform will be completed during the measurement period, which will not extend beyond 2018.

Cash Flow / Capital Structure

•	Cash flow from operations was an outflow of $1.6 million for the 2017 fourth quarter and an inflow of $113.0 million for the full year.
•

Capital expenditures for the quarter totaled $17.1 million, comprising $8.3 million for GES, $8.6 million for Pursuit and $0.2 million for the corporate office.  For the full year, capital expenditures totaled $56.6 million, comprising $25.4 million for GES, $30.8 million for Pursuit (including approximately $16 million for the reconstruction and renovation of the Mount Royal Hotel) and $0.4 million for the corporate office.

•

Return of capital totaled $2.0 million for the quarter and $8.2 million for the full year (which represented quarterly dividends of $0.10 per share).  We had 440,540 shares remaining under our current repurchase authorization at December 31, 2017.

•	Debt proceeds (net) totaled $22.4 million for the quarter. Debt payments (net) totaled $45.8 million for the full year.
•	Cash and cash equivalents were $53.7 million, debt was $210.2 million and the debt-to-capital ratio was 31.8% at December 31, 2017.

Business Outlook

Our guidance is subject to change as a variety of factors can affect actual results. Those factors are identified in the safe harbor language at the end of this press release.

We have provided the following forward-looking non-GAAP financial measures:  Adjusted Segment EBITDA, Adjusted Segment Operating Income and Income Before Other Items. We do not provide reconciliations of these forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures because, due to variability and difficulty in making accurate forecasts and projections and/or certain information not being ascertainable or accessible, not all of the information necessary for quantitative reconciliations of these forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are available to us without unreasonable efforts. Specifically, recent acquisitions include preliminary recordings of the fair values of the assets acquired and liabilities assumed as of the acquisition date; purchase price allocations are not yet finalized and are subject to change within the measurement period (up to one year from the acquisition date) as the assessment of property and equipment, intangible assets, and working capital are finalized. Consequently, any attempt to disclose such reconciliations would imply a degree of precision that could be confusing or misleading to investors. It is probable that the forward-looking non-GAAP financial measures may be materially different from the corresponding GAAP financial measures.

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* Refer to Table Two of this press release for a discussion and reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.

2018 Full Year Guidance

•

Consolidated revenue is expected to increase at a low single-digit rate from 2017 full year revenue, driven primarily by continued growth in the underlying business and favorable exchange rate variances, partially offset by negative show rotation of about $40 million at GES.

•	Consolidated adjusted segment EBITDA is expected to be in the range of $156.5 million to $160.5 million, as compared to $152.6 million* in 2017.
•

Exchange rates are assumed to approximate $0.81 U.S. Dollars per Canadian Dollar and $1.39 U.S. Dollars per British Pound during 2018.  Exchange rate variances are expected to impact 2018 full year results as follows:

	Viad Total	GES	Pursuit
$ in millions, except per share data
Revenue	$23	$18	$5
Adjusted Segment Operating Income	$1.5	$0.5	$1.0
Income per Share Before Other Items	$0.06

The outlook for Viad’s business units is as follows:

	GES	Pursuit
$ in millions
Revenue	Up slightly from $1,133 in 2017	Up high-single to low-double digits (from $174 in 2017)
Adjusted Segment EBITDA	$85 to $88 (vs. $87.4* in 2017)	$71 to $73 (vs. $65.2* in 2017)
Depreciation & Amortization	$40 to $41	$20 to $21
Adjusted Operating Income	$44.5 to $47.5 (vs. $50.1* in 2017)	$50.5 to $52.5 (vs. $47.6* in 2017)
Capital Expenditures	$33 to $35	$59 to $63

o

GES show rotation is expected to have a net negative impact on full year revenue of about $40 million versus 2017.  Show rotation refers to shows that occur less frequently than annually, as well as annual shows that shift quarters from one year to the next.

	Q1 Est.	Q2 Est.	Q3 Est.	Q4 Est.	FY Est.
Show Rotation Revenue ($ in millions)	$(55)	$(15)	$25	$5	$(40)
o	GES U.S. base same-show revenue is expected to increase at a mid-single digit rate.
o	GES adjusted segment EBITDA and adjusted segment operating income included income of $2.8 million during 2017 related to a contract settlement.
o

Pursuit revenue is expected to be favorably impacted by approximately $5 million from the planned re-opening of the Mount Royal Hotel in mid-year 2018, as well as continued focus on revenue management and refresh efforts across our attraction and hospitality portfolio.

o

Start-up costs related to development of Pursuit’s FlyOver Iceland attraction, which is expected to open in 2019, are expected to approximate $1 million during 2018.  These costs are not included in the adjusted segment EBITDA or adjusted segment operating income guidance ranges above.

o	The capital expenditure guidance for Pursuit includes approximately $19 million to complete the restoration and renovation of the Mount Royal Hotel and approximately $10 million to begin

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* Refer to Table Two of this press release for a discussion and reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.

development of the FlyOver Iceland attraction.  The Mount Royal Hotel expenditures will be funded primarily by the property insurance proceeds received during 2017.  The FlyOver Iceland expenditures will be funded out of our 2017 capital contribution to acquire the controlling interest in Esja Attractions ehf., the Icelandic entity that is developing the FlyOver Iceland attraction.

•	Corporate activities expense is expected to approximate $11 million.
•

The effective tax rate on income before other items is assumed to approximate 28% to 29%, which is based on our current best estimates regarding the impact of Tax Reform.  The higher rate relative to the 21% U.S. federal corporate tax rate is due to our foreign earnings in higher rate jurisdictions, the increase in non-deductible expenses and an increase in our effective state tax rate.

2018 First Quarter Guidance

			2018 Guidance
	2017		Low End	High End		FX Impact(1)
$ in millions, except per share data
Revenue:
GES	$317.9		$260	to	$270	$6.0
Pursuit	7.9		8	to	10	$0.6
Adjusted Operating Income (Loss):
GES	$23.1	*	$—	to	$2.0	$—
Pursuit	(10.0)	*	(12.5)	to	(10.5)	(0.3)

Income per Share Before Other Items	$0.33	*	$(0.57)	to	$(0.47)	$(0.01)

(1)	FX Impact represents the expected effect of year-over-year changes in exchange rates that is incorporated in the low end and high end guidance ranges presented.
•	GES first quarter results are expected to decrease primarily as a result of negative show rotation revenue of approximately $55 million.
•

Pursuit first quarter revenue is expected to increase primarily as a result of continued focus on revenue management and refresh efforts across our attraction and hospitality portfolio.  The increased operating loss primarily reflects additional costs to support continued growth initiatives, as well as the timing of certain expenses.

Conference Call and Web Cast

Viad Corp will hold a conference call with investors and analysts for a review of fourth quarter and full year 2017 results on Thursday, February 8, 2018 at 5:00 p.m. (ET). To join the live conference, call (877) 917-8933, passcode “Viad”, or access the webcast through Viad’s Web site at www.viad.com. A replay will be available for a limited time at (866) 509-3935 (no passcode required) or visit the Viad Web site and link to a replay of the webcast.

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* Refer to Table Two of this press release for a discussion and reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.

About Viad

Viad (NYSE: VVI) generates revenue and shareholder value through its two business units: GES and Pursuit. GES is a global, full-service live events company offering a comprehensive range of services to the world's leading brands and event organizers. Pursuit is a collection of inspiring and unforgettable travel experiences in Alaska, Glacier National Park, Banff, Jasper and Vancouver that includes attractions, lodges and hotels, and sightseeing tours that connect guests with iconic places. Viad is an S&P SmallCap 600 company. For more information, visit the company's Web site at www.viad.com.

Contacts

Sajid Daudi or Carrie Long

Investor Relations

(602) 207-2681

ir@viad.com

Forward-Looking Statements

As provided by the safe harbor provision under the Private Securities Litigation Reform Act of 1995, Viad cautions readers that, in addition to historical information contained herein, this press release includes certain information, assumptions and discussions that may constitute forward-looking statements. These forward-looking statements are not historical facts, but reflect current estimates, projections, expectations, or trends concerning future growth, operating cash flows, availability of short-term borrowings, consumer demand, new or renewal business, investment policies, productivity improvements, ongoing cost reduction efforts, efficiency, competitiveness, legal expenses, tax rates and other tax matters, foreign exchange rates, and the realization of restructuring cost savings. Actual results could differ materially from those discussed in the forward-looking statements. Viad’s businesses can be affected by a host of risks and uncertainties. Among other things, natural disasters, gains and losses of customers, consumer demand patterns, labor relations, purchasing decisions related to customer demand for exhibition and event services, existing and new competition, industry alliances, consolidation and growth patterns within the industries in which Viad competes, acquisitions, capital allocations, adverse developments in liabilities associated with discontinued operations and any deterioration in the economy, may individually or in combination impact future results. In addition to factors mentioned elsewhere, economic, competitive, governmental, technological, capital marketplace and other factors, including terrorist activities or war, a pandemic health crisis and international conditions, could affect the forward-looking statements in this press release. Additional information concerning business and other risk factors that could cause actual results to materially differ from those in the forward-looking statements can be found in Viad’s annual and quarterly reports filed with the Securities and Exchange Commission.

Information about Viad Corp obtained from sources other than the company may be out-of-date or incorrect. Please rely only on company press releases, SEC filings and other information provided by Viad, keeping in mind that forward-looking statements speak only as of the date made. Viad undertakes no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect events or circumstances arising after the date as of which the forward-looking statements were made.

# # #

VIAD CORP AND SUBSIDIARIES

TABLE ONE – QUARTERLY AND FULL YEAR RESULTS

(UNAUDITED)

	Three months ended December 31,				Year ended December 31,
($ in thousands, except per share data)	2017	2016	$ Change	% Change	2017	2016	$ Change	% Change
Revenue:
GES:
U.S.	$188,151	$190,109	$(1,958)	-1.0%	$872,154	$826,408	$45,746	5.5%
International	79,490	60,814	18,676	30.7%	282,712	248,503	34,209	13.8%
Intersegment eliminations	(4,643)	(4,733)	90	1.9%	(21,769)	(20,172)	(1,597)	-7.9%
Total GES	262,998	246,190	16,808	6.8%	1,133,097	1,054,739	78,358	7.4%
Pursuit	14,287	10,253	4,034	39.3%	173,868	153,364	20,504	13.4%
Corporate eliminations (Note A)	—	(47)	47	-100.0%	—	(3,133)	3,133	-100.0%
Total revenue	$277,285	$256,396	$20,889	8.1%	$1,306,965	$1,204,970	$101,995	8.5%

Segment operating income (loss):
GES:
U.S.	$(4,825)	$2,617	$(7,442)	**	$34,494	$40,524	$(6,030)	-14.9%
International	6,984	4,748	2,236	47.1%	15,475	9,699	5,776	59.6%
Total GES	2,159	7,365	(5,206)	-70.7%	49,969	50,223	(254)	-0.5%
Pursuit	(6,441)	(9,028)	2,587	28.7%	47,082	35,705	11,377	31.9%
Segment operating income (loss)	(4,282)	(1,663)	(2,619)	**	97,051	85,928	11,123	12.9%
Corporate eliminations (Note A)	17	197	(180)	-91.4%	67	(743)	810	**
Corporate activities (Note B)	(2,785)	(2,932)	147	5.0%	(12,877)	(10,322)	(2,555)	-24.8%
Restructuring charges (Note C)	(187)	(1,519)	1,332	87.7%	(1,004)	(5,183)	4,179	80.6%
Impairment (charges) recoveries (Note D)	—	(98)	98	-100.0%	29,098	(218)	29,316	**
Net interest expense (Note E)	(1,878)	(762)	(1,116)	**	(7,985)	(4,733)	(3,252)	-68.7%
Income (loss) from continuing operations before income taxes	(9,115)	(6,777)	(2,338)	-34.5%	104,350	64,729	39,621	61.2%
Income tax (expense) benefit (Note F)	(12,969)	2,402	(15,371)	**	(45,898)	(21,250)	(24,648)	**
Income (loss) from continuing operations	(22,084)	(4,375)	(17,709)	**	58,452	43,479	14,973	34.4%
Income (loss) from discontinued operations (Note G)	140	87	53	60.9%	(268)	(684)	416	60.8%
Net income (loss)	(21,944)	(4,288)	(17,656)	**	58,184	42,795	15,389	36.0%
Net (income) loss attributable to noncontrolling interest	224	239	(15)	-6.3%	(523)	(526)	3	0.6%
Net loss attributable to redeemable noncontrolling interest	46	—	46	**	46	—	46	**
Net income (loss) attributable to Viad	$(21,674)	$(4,049)	$(17,625)	**	$57,707	$42,269	$15,438	36.5%

Amounts Attributable to Viad Common Stockholders:
Income (loss) from continuing operations	$(21,814)	$(4,136)	$(17,678)	**	$57,975	$42,953	$15,022	35.0%
Income (loss) from discontinued operations (Note G)	140	87	53	60.9%	(268)	(684)	416	60.8%
Net income (loss)	$(21,674)	$(4,049)	$(17,625)	**	$57,707	$42,269	$15,438	36.5%

Diluted income (loss) per common share:
Income (loss) from continuing operations attributable to Viad common shareholders	$(1.08)	$(0.21)	$(0.87)	**	$2.84	$2.12	$0.72	34.0%
Income (loss) from discontinued operations attributable to Viad common shareholders	0.01	0.01	—	0.0%	(0.01)	(0.03)	0.02	66.7%
Net income (loss) attributable to Viad common shareholders	$(1.07)	$(0.20)	$(0.87)	**	$2.83	$2.09	$0.74	35.4%

Basic income (loss) per common share:
Income (loss) from continuing operations attributable to Viad common shareholders	$(1.08)	$(0.21)	$(0.87)	**	$2.84	$2.12	$0.72	34.0%
Income (loss) from discontinued operations attributable to Viad common shareholders	0.01	0.01	—	0.0%	(0.01)	(0.03)	0.02	66.7%
Net income (loss) attributable to Viad common shareholders (Note H)	$(1.07)	$(0.20)	$(0.87)	**	$2.83	$2.09	$0.74	35.4%

Common shares treated as outstanding for income (loss) per share calculations:
Weighted-average outstanding common shares	20,193	20,045	148	0.7%	20,146	19,990	156	0.8%
Weighted-average outstanding and potentially dilutive common shares	20,193	20,045	148	0.7%	20,405	20,177	228	1.1%

** Change is greater than +/- 100 percent

VIAD CORP AND SUBSIDIARIES

TABLE ONE – NOTES TO QUARTERLY AND FULL YEAR RESULTS

(UNAUDITED)

(A)

Corporate Eliminations — The corporate eliminations recorded during the three and twelve months ended December 31, 2017 represented the elimination of depreciation expense recorded by Pursuit associated with previously eliminated intercompany profit realized by GES for renovations to Pursuit’s Banff Gondola. The corporate eliminations recorded during the three and twelve months ended December 31, 2016 represented the elimination of intercompany revenue and profit realized by GES for work completed on renovations to Pursuit’s Banff Gondola, as well as the subsequent depreciation expense associated with that work.

(B)

Corporate Activities — The increase in corporate activities expense for the twelve months ended December 31, 2017 was primarily due to an increase in performance-based compensation expense driven by our stock price appreciation relative to December 31, 2016.

(C)

Restructuring Charges — During the three and twelve months ended December 31, 2017 and 2016, restructuring charges primarily related to the elimination of certain positions and facility consolidations at GES, as well as the elimination of certain positions at our corporate office and at Pursuit.

(D)

Impairment (Charges) Recoveries — On December 29, 2016, the Mount Royal Hotel was damaged by a fire and closed. During the 2016 fourth quarter, as a result of the fire, we recorded an impairment loss of $2.2 million against the net book value of the hotel assets and an offsetting impairment recovery as the losses related to the fire are covered by Viad’s property and business interruption insurance. In July 2017, we resolved our property and business interruption insurance claims related to the fire for $36.3 million.  During the twelve months ended December 31, 2017, we received $36.3 million in insurance proceeds, of which $2.2 million was allocated to an insurance receivable, $29.3 million was recorded as an impairment recovery (partially offset by impairment charges of $0.2 million) related to construction costs to re-open the hotel, $2.5 million was recorded as a business interruption gain for the recovery of lost profits (including $0.3 million in the fourth quarter), $1.3 million was recorded as contra-expense to offset non-capitalizable costs we incurred (including $0.2 million in the fourth quarter), and the remaining $1.0 million was recorded as deferred income that will be recognized over the periods the business interruption losses are actually incurred.

(E)

Net Interest Expense — The increase in net interest expense for the three and twelve months ended December 31, 2017 was primarily due to higher debt balances in 2017 resulting from acquisitions completed during August and December 2016 and November 2017, as well as interest income in the 2016 fourth quarter related to a favorable legal judgment.

(F)

Income Taxes — Excluding the impact of a $16.1 million net charge related to the Tax Cuts and Jobs Act, income taxes went from an effective rate of 35% and 33% for the three and twelve months ended December 31, 2016, respectively, to an effective rate of 38% and 28% for the three and twelve months ended December 31, 2017, respectively.  The increase for the quarter was primarily due to higher domestic losses taxed at higher rates and the adoption of new accounting guidance, effective the first quarter of 2017, which requires the excess tax benefit on share-based compensation to be recorded to income tax expense rather than equity.  The decrease in the twelve month period was primarily due to higher foreign income taxed at lower rates, the release of a valuation allowance related to foreign net operating losses and the adoption of new accounting guidance, effective the first quarter of 2017, which requires the excess tax benefit on share-based compensation to be recorded to income tax expense rather than equity.

(G)

Income (Loss) from Discontinued Operations — The loss from discontinued operations for the twelve months ended December 31, 2017 was primarily related to legal expenses associated with previously sold operations, offset in part by a reduction in an uncertain tax position due to the lapse of a statute and the reduction of certain reserves.

(H)	Income per Common Share — Following is a reconciliation of net income (loss) attributable to Viad to net income (loss) allocated to Viad common shareholders:
	Three months ended December 31,				Year ended December 31,
($ in thousands, except per share data)	2017	2016	$ Change	% Change	2017	2016	$ Change	% Change
Net income (loss) attributable to Viad	$(21,674)	$(4,049)	$(17,625)	**	$57,707	$42,269	$15,438	36.5%
Less: Allocation to nonvested shares	—	—	—	**	(700)	(571)	(129)	-22.6%
Net income (loss) allocated to Viad common shareholders	$(21,674)	$(4,049)	$(17,625)	**	$57,007	$41,698	$15,309	36.7%

Weighted-average outstanding common shares	20,193	20,045	148	0.7%	20,146	19,990	156	0.8%

Basic income (loss) per common share attributable to Viad common shareholders	$(1.07)	$(0.20)	$(0.87)	**	$2.83	$2.09	$0.74	35.4%

** Change is greater than +/- 100 percent

VIAD CORP AND SUBSIDIARIES

TABLE TWO – NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

IMPORTANT DISCLOSURES REGARDING NON-GAAP FINANCIAL MEASURES

This document includes the presentation of "Income/(Loss) Before Other Items", "Adjusted EBITDA", "Adjusted Segment EBITDA" and "Adjusted Segment Operating Income/(Loss)", which are supplemental to results presented under accounting principles generally accepted in the United States of America (“GAAP”) and may not be comparable to similarly titled measures presented by other companies.  These non-GAAP measures are utilized by management to facilitate period-to-period comparisons and analysis of Viad’s operating performance and should be considered in addition to, but not as substitutes for, other similar measures reported in accordance with GAAP.  The use of these non-GAAP financial measures is limited, compared to the GAAP measure of net income attributable to Viad, because they do not consider a variety of items affecting Viad’s consolidated financial performance as reconciled below.  Because these non-GAAP measures do not consider all items affecting Viad’s consolidated financial performance, a user of Viad’s financial information should consider net income attributable to Viad as an important measure of financial performance because it provides a more complete measure of the Company’s performance.

Income/(Loss) Before Other Items and Adjusted Segment Operating Income/(Loss) are considered useful operating metrics, in addition to net income attributable to Viad, as potential variations arising from non-operational expenses/income are eliminated, thus resulting in additional measures considered to be indicative of Viad’s performance. Management believes that the presentation of Adjusted EBITDA and Adjusted Segment EBITDA provide useful information to investors regarding Viad’s results of operations for trending, analyzing and benchmarking the performance and value of Viad’s business.  Management also believes that the presentation of Adjusted Segment EBITDA for acquisitions and other major capital projects enables investors to assess how effectively management is investing capital into major corporate development projects, both from a valuation and return perspective.

	Three months ended December 31,				Year ended December 31,
($ in thousands)	2017	2016	$ Change	% Change	2017	2016	$ Change	% Change
Income (loss) before other items:
Net income (loss) attributable to Viad	$(21,674)	$(4,049)	$(17,625)	**	$57,707	$42,269	$15,438	36.5%
(Income) loss from discontinued operations attributable to Viad	(140)	(87)	(53)	-60.9%	268	684	(416)	-60.8%
Income (loss) from continuing operations attributable to Viad	(21,814)	(4,136)	(17,678)	**	57,975	42,953	15,022	35.0%
Restructuring charges, pre-tax	187	1,519	(1,332)	-87.7%	1,004	5,183	(4,179)	-80.6%
Impairment charges (recoveries), pre-tax	—	98	(98)	-100.0%	(29,098)	218	(29,316)	**
Acquisition-related costs and other non-recurring expenses, pre-tax (A)	218	1,308	(1,090)	-83.3%	1,276	2,342	(1,066)	-45.5%
Tax expense (benefit) on above items	(31)	(915)	884	96.6%	7,434	(2,526)	9,960	**
Charge related to Tax Reform	16,143	—	16,143	**	16,143	—	16,143	**
Favorable tax matters	—	—	—	**	(1,198)	—	(1,198)	**
Net income attributable to FlyOver Iceland noncontrolling interest	(46)	—	(46)	**	(46)	—	(46)	**
Income (loss) before other items	$(5,343)	$(2,126)	$(3,217)	**	$53,490	$48,170	$5,320	11.0%

(per diluted share)
Income (loss) before other items:
Net income (loss) attributable to Viad	$(1.07)	$(0.20)	$(0.87)	**	$2.83	$2.09	$0.74	35.4%
(Income) loss from discontinued operations attributable to Viad	(0.01)	(0.01)	—	0.0%	0.01	0.03	(0.02)	-66.7%
Income (loss) from continuing operations attributable to Viad	(1.08)	(0.21)	(0.87)	**	2.84	2.12	0.72	34.0%
Restructuring charges, pre-tax	0.01	0.07	(0.06)	-85.7%	0.05	0.26	(0.21)	-80.8%
Impairment charges (recoveries), pre-tax	—	—	—	**	(1.43)	0.01	(1.44)	**
Acquisition-related costs and other non-recurring expenses, pre-tax (A)	0.01	0.06	(0.05)	-83.3%	0.06	0.12	(0.06)	-50.0%
Tax expense (benefit) on above items	—	(0.03)	0.03	-100.0%	0.37	(0.13)	0.50	**
Charge related to Tax Reform	0.80	—	0.80	**	0.79	—	0.79	**
Favorable tax matters	—	—	—	**	(0.06)	—	(0.06)	**
Net income attributable to FlyOver Iceland noncontrolling interest	—	—	—	**	—	—	—	**
Income (loss) before other items	$(0.26)	$(0.11)	$(0.15)	**	$2.62	$2.38	$0.24	10.1%

** Change is greater than +/- 100 percent

VIAD CORP AND SUBSIDIARIES

TABLE TWO – NON-GAAP FINANCIAL MEASURES (CONTINUED)

(UNAUDITED)

	Three months ended December 31,				Year ended December 31,
($ in thousands)	2017	2016	$ Change	% Change	2017	2016	$ Change	% Change
Adjusted EBITDA:
Net income (loss) attributable to Viad	$(21,674)	$(4,049)	$(17,625)	**	$57,707	$42,269	$15,438	36.5%
(Income) loss from discontinued operations attributable to Viad	(140)	(87)	(53)	-60.9%	268	684	(416)	-60.8%
Impairment charges (recoveries), pre-tax	—	98	(98)	-100.0%	(29,098)	218	(29,316)	**
Interest expense	2,023	1,789	234	13.1%	8,304	5,898	2,406	40.8%
Income tax expense (benefit)	12,969	(2,402)	15,371	**	45,898	21,250	24,648	**
Depreciation and amortization	12,615	11,537	1,078	9.3%	55,114	42,743	12,371	28.9%
Other noncontrolling interest	54	57	(3)	-5.3%	(643)	(634)	(9)	-1.4%
Adjusted EBITDA	$5,847	$6,943	$(1,096)	-15.8%	$137,550	$112,428	$25,122	22.3%

** Change is greater than +/- 100 percent

(A)	Acquisition-related costs and other non-recurring expenses include:

	Three months ended December 31,				Year ended December 31,
	2017	2016	$ Change	% Change	2017	2016	$ Change	% Change
Acquisition integration costs - GES[1]	$46	$513	$(467)	-91.0%	$161	$577	$(416)	-72.1%
Acquisition integration costs - Pursuit[1]	2	172	(170)	-98.8%	174	530	(356)	-67.2%
Acquisition transaction-related costs - Pursuit[1]	12	528	(516)	-97.7%	200	528	(328)	-62.1%
Acquisition transaction-related costs - Corporate[2]	33	(5)	38	**	616	607	9	1.5%
FlyOver Iceland start-up costs[1]	125	—	125	**	125	—	125	**
Fire-related business interruption matters[1]	—	100	(100)	-100.0%	—	100	(100)	-100.0%
Acquisition-related and other non-recurring expenses, pre-tax	$218	$1,308	$(1,090)	-83.3%	$1,276	$2,342	$(1,066)	-45.5%

1 Included in segment operating income (loss)

2 Included in corporate activities

VIAD CORP AND SUBSIDIARIES

TABLE TWO – NON-GAAP FINANCIAL MEASURES (CONTINUED)

(UNAUDITED)

Organic - The term “organic” is used within this document to refer to results without the impact of exchange rate variances and acquisitions, if any, until such acquisitions are included in the entirety of both comparable periods.  The impact of exchange rate variances (or “FX Impact”) is calculated as the difference between current period activity translated at the current period’s exchange rates and the comparable prior period’s exchange rates.  Management believes that the presentation of “organic” results permits investors to better understand Viad’s performance without the effects of exchange rate variances or acquisitions.

	Three months ended December 31, 2017				Three months ended December 31, 2016
($ in thousands)	As Reported	Acquisitions(A)	FX Impact	Organic	As Reported	Acquisitions(A)	Organic
Viad Consolidated:
Revenue	$277,285	$2,411	$4,983	$269,891	$256,396	$72	$256,324
Net loss attributable to Viad	$(21,674)				$(4,049)
Net loss attributable to noncontrolling interest	(224)				(239)
Net loss attributable to redeemable noncontrolling interest	(46)				—
Income from discontinued operations	(140)				(87)
Income tax expense (benefit)	12,969				(2,402)
Net interest expense	1,878				762
Impairment charges	—				98
Restructuring charges	187				1,519
Corporate activities expense	2,785				2,932
Corporate eliminations	(17)				(197)
Segment operating income (loss)	$(4,282)	$(441)	$275	$(4,116)	$(1,663)	$5	$(1,668)
FlyOver Iceland start-up costs	125	125	—	—	—	—	—
Fire-related business interruption matters	—	—	—	—	100	—	100
Integration costs	48	12	—	36	685	6	679
Acquisition transaction-related costs	12	—	1	11	528	—	528
Adjusted segment operating income (loss)	(4,097)	(304)	276	(4,069)	(350)	11	(361)
Segment depreciation	9,768	543	148	9,077	8,457	11	8,446
Segment amortization	2,795	201	23	2,571	3,040	11	3,029
Adjusted Segment EBITDA	$8,466	$440	$447	$7,579	$11,147	$33	$11,114
Adjusted segment operating margin	-1.5%	-12.6%	5.5%	-1.5%	-0.1%	15.3%	-0.1%
Adjusted segment EBITDA margin	3.1%	18.2%	9.0%	2.8%	4.3%	45.8%	4.3%

GES:
Revenue	$262,998	$178	$4,441	$258,379	$246,190	$—	$246,190
Segment operating income (loss)	$2,159	$(664)	$327	$2,496	$7,365	—	$7,365
Integration costs	46	10	—	36	513	—	513
Adjusted segment operating income (loss)	2,205	(654)	327	2,532	7,878	—	7,878
Depreciation	6,830	82	99	6,649	6,128	—	6,128
Amortization	2,518	—	22	2,496	2,928	—	2,928
Adjusted Segment EBITDA	$11,553	$(572)	$448	$11,677	$16,934	$—	$16,934
Adjusted segment operating margin	0.8%	**	7.4%	1.0%	3.2%		3.2%
Adjusted segment EBITDA margin	4.4%	**	10.1%	4.5%	6.9%		6.9%

GES U.S.:
Revenue	$188,151	$—	$—	$188,151	$190,109	$—	$190,109
Segment operating income (loss)	$(4,825)	$(196)	$—	$(4,629)	$2,617	$—	$2,617
Integration costs	36	—	—	36	513	—	513
Adjusted segment operating income (loss)	(4,789)	(196)	—	(4,593)	3,130	—	3,130
Depreciation	5,112	2	—	5,110	4,686	—	4,686
Amortization	2,182	—	—	2,182	2,487	—	2,487
Adjusted Segment EBITDA	$2,505	$(194)	$—	$2,699	$10,303	$—	$10,303
Adjusted segment operating margin	-2.5%			-2.4%	1.6%		1.6%
Adjusted segment EBITDA margin	1.3%			1.4%	5.4%		5.4%
(A)	Acquisitions include Poken (acquired March 2017) for GES International and U.S., and FlyOver Canada (acquired December 2016) and FlyOver Iceland (acquired November 2017) for Pursuit.

VIAD CORP AND SUBSIDIARIES

TABLE TWO – NON-GAAP FINANCIAL MEASURES (CONTINUED)

(UNAUDITED)

	Three months ended December 31, 2017				Three months ended December 31, 2016
($ in thousands)	As Reported	Acquisitions(A)	FX Impact	Organic	As Reported	Acquisitions(A)	Organic
GES International:
Revenue	$79,490	$178	$4,441	$74,871	$60,814	$—	$60,814
Segment operating income (loss)	$6,984	$(468)	$327	$7,125	$4,748	$—	$4,748
Integration costs	10	10	—	—	—	—	—
Adjusted segment operating income (loss)	6,994	(458)	327	7,125	4,748	—	4,748
Depreciation	1,718	80	99	1,539	1,442	—	1,442
Amortization	336	—	22	314	441	—	441
Adjusted Segment EBITDA	$9,048	$(378)	$448	$8,978	$6,631	$—	$6,631
Adjusted segment operating margin	8.8%	**	7.4%	9.5%	7.8%		7.8%
Adjusted segment EBITDA margin	11.4%	**	10.1%	12.0%	10.9%		10.9%

Pursuit:
Revenue	$14,287	$2,233	$542	$11,512	$10,253	$72	$10,181
Segment operating income (loss)	$(6,441)	$223	$(52)	$(6,612)	$(9,028)	$5	$(9,033)
Integration costs	2	2	—	—	172	6	166
Acquisition transaction-related costs	12	—	1	11	528	—	528
FlyOver Iceland start-up costs	125	125	—	—	—	—	—
Fire-related business interruption matters	—	—	—	—	100	—	100
Adjusted segment operating income (loss)	(6,302)	350	(51)	(6,601)	(8,228)	11	(8,239)
Depreciation	2,938	461	49	2,428	2,329	11	2,318
Amortization	277	201	1	75	112	11	101
Adjusted Segment EBITDA	$(3,087)	$1,012	$(1)	$(4,098)	$(5,787)	$33	$(5,820)
Adjusted segment operating margin	-44.1%	15.7%	-9.4%	-57.3%	-80.2%	15.3%	-80.9%
Adjusted segment EBITDA margin	-21.6%	45.3%	-0.2%	-35.6%	-56.4%	45.8%	-57.2%

(A)	Acquisitions include Poken (acquired March 2017) for GES International and U.S., and FlyOver Canada (acquired December 2016) and FlyOver Iceland (acquired November 2017) for Pursuit.

VIAD CORP AND SUBSIDIARIES

TABLE TWO – NON-GAAP FINANCIAL MEASURES (CONTINUED)

(UNAUDITED)

	Year ended December 31, 2017				Year ended December 31, 2016
($ in thousands)	As Reported	Acquisitions(A)	FX Impact	Organic	As Reported	Acquisitions(A)	Organic
Viad Consolidated:
Revenue	$1,306,965	$111,418	$(5,580)	$1,201,127	$1,204,970	$58,809	$1,146,161
Net income attributable to Viad	$57,707				$42,269
Net income attributable to noncontrolling interest	523				526
Net income attributable to redeemable noncontrolling interest	(46)				—
Loss from discontinued operations	268				684
Income tax expense	45,898				21,250
Net interest expense	7,985				4,733
Impairment charges (recoveries)	(29,098)				218
Restructuring charges	1,004				5,183
Corporate activities expense	12,877				10,322
Corporate eliminations	(67)				743
Segment operating income (loss)	$97,051	$(154)	$567	$96,638	$85,928	$5,236	$80,692
FlyOver Iceland start-up costs	125	125	—	—	—	—	—
Fire-related business interruption matters	—	—	—	—	100	—	100
Integration costs	335	335	—	—	1,107	1,041	66
Acquisition transaction-related costs	200	—	(1)	201	528	—	528
Adjusted segment operating income	97,711	306	566	96,839	87,663	6,277	81,386
Segment depreciation	42,509	11,555	(109)	31,063	33,355	5,370	27,985
Segment amortization	12,408	6,635	(84)	5,857	9,177	2,400	6,777
Adjusted Segment EBITDA	$152,628	$18,496	$373	$133,759	$130,195	$14,047	$116,148
Adjusted segment operating margin	7.5%	0.3%	-10.1%	8.1%	7.3%	10.7%	7.1%
Adjusted segment EBITDA margin	11.7%	16.6%	-6.7%	11.1%	10.8%	23.9%	10.1%

GES:
Revenue	$1,133,097	$73,358	$(7,256)	$1,066,995	$1,054,739	$30,737	$1,024,002
Segment operating income (loss)	$49,969	$(5,973)	$(143)	$56,085	$50,223	$(764)	$50,987
Integration costs	161	161	—	—	577	577	—
Adjusted segment operating income (loss)	50,130	(5,812)	(143)	56,085	50,800	(187)	50,987
Depreciation	26,444	5,689	(194)	20,949	21,293	1,856	19,437
Amortization	10,819	5,665	(89)	5,243	8,272	2,231	6,041
Adjusted Segment EBITDA	$87,393	$5,542	$(426)	$82,277	$80,365	$3,900	$76,465
Adjusted segment operating margin	4.4%	-7.9%	2.0%	5.3%	4.8%	-0.6%	5.0%
Adjusted segment EBITDA margin	7.7%	7.6%	5.9%	7.7%	7.6%	12.7%	7.5%

GES U.S.:
Revenue	$872,154	$72,441	$—	$799,713	$826,408	$30,737	$795,671
Segment operating income (loss)	$34,494	$(5,043)	$—	$39,537	$40,524	$(764)	$41,288
Integration costs	111	111	—	—	577	577	—
Adjusted segment operating income (loss)	34,605	(4,932)	—	39,537	41,101	(187)	41,288
Depreciation	19,888	5,492	—	14,396	15,410	1,856	13,554
Amortization	9,199	5,665	—	3,534	6,063	2,231	3,832
Adjusted Segment EBITDA	$63,692	$6,225	$—	$57,467	$62,574	$3,900	$58,674
Adjusted segment operating margin	4.0%	-6.8%		4.9%	5.0%	-0.6%	5.2%
Adjusted segment EBITDA margin	7.3%	8.6%		7.2%	7.6%	12.7%	7.4%
(A)

Acquisitions include ON Services (acquired August 2016) for GES U.S., Poken (acquired March 2017) for GES International and GES U.S., and CATC (acquired March 2016), FlyOver Canada (acquired December 2016) and FlyOver Iceland (acquired November 2017) for Pursuit. To maximize synergies, GES’ existing in-house audio-visual services team was merged into ON Services.  Accordingly, the amounts shown above for GES U.S. acquisitions include results from the existing in-house audio-visual services team.

VIAD CORP AND SUBSIDIARIES

TABLE TWO – NON-GAAP FINANCIAL MEASURES (CONTINUED)

(UNAUDITED)

	Year ended December 31, 2017				Year ended December 31, 2016
($ in thousands)	As Reported	Acquisitions(A)	FX Impact	Organic	As Reported	Acquisitions(A)	Organic
GES International:
Revenue	$282,712	$917	$(7,256)	$289,051	$248,503	$—	$248,503
Segment operating income (loss)	$15,475	$(930)	$(143)	$16,548	$9,699	$—	$9,699
Integration costs	50	50	—	—	—	—	—
Adjusted segment operating income (loss)	15,525	(880)	(143)	16,548	9,699	—	9,699
Depreciation	6,556	197	(194)	6,553	5,883	—	5,883
Amortization	1,620	—	(89)	1,709	2,209	—	2,209
Adjusted Segment EBITDA	$23,701	$(683)	$(426)	$24,810	$17,791	$—	$17,791
Adjusted segment operating margin	5.5%	-96.0%	2.0%	5.7%	3.9%		3.9%
Adjusted segment EBITDA margin	8.4%	-74.5%	5.9%	8.6%	7.2%		7.2%

Pursuit:
Revenue	$173,868	$38,060	$1,676	$134,132	$153,364	$28,072	$125,292
Segment operating income	$47,082	$5,819	$710	$40,553	$35,705	$6,000	$29,705
Integration costs	174	174	—	—	530	464	66
Acquisition transaction-related costs	200	—	(1)	201	528	—	528
FlyOver Iceland start-up costs	125	125	—	—	—	—	—
Fire-related business interruption matters	—	—	—	—	100	—	100
Adjusted segment operating income	47,581	6,118	709	40,754	36,863	6,464	30,399
Depreciation	16,065	5,866	85	10,114	12,062	3,514	8,548
Amortization	1,589	970	5	614	905	169	736
Adjusted Segment EBITDA	$65,235	$12,954	$799	$51,482	$49,830	$10,147	$39,683
Adjusted segment operating margin	27.4%	16.1%	42.3%	30.4%	24.0%	23.0%	24.3%
Adjusted segment EBITDA margin	37.5%	34.0%	47.7%	38.4%	32.5%	36.1%	31.7%
(A)

Acquisitions include ON Services (acquired August 2016) for GES U.S., Poken (acquired March 2017) for GES International and GES U.S., and CATC (acquired March 2016), FlyOver Canada (acquired December 2016) and FlyOver Iceland (acquired November 2017) for Pursuit. To maximize synergies, GES’ existing in-house audio-visual services team was merged into ON Services.  Accordingly, the amounts shown above for GES U.S. acquisitions include results from the existing in-house audio-visual services team.

VIAD CORP AND SUBSIDIARIES

TABLE TWO – NON-GAAP FINANCIAL MEASURES (CONTINUED)

(UNAUDITED)

ADDITIONAL NON-GAAP FINANCIAL MEASURES

(per diluted share)	2017
Income (loss) before other items:	Q1	Q2	Q3	Q4	Full Year
Net income (loss) attributable to Viad	$0.33	$1.37	$2.19	$(1.07)	$2.83
(Income) loss from discontinued operations attributable to Viad	0.04	(0.02)	—	(0.01)	0.01
Income (loss) from continuing operations attributable to Viad	0.37	1.35	2.19	(1.08)	2.84
Restructuring charges, pre-tax	0.02	0.01	0.01	0.01	0.05
Impairment recoveries, pre-tax	(0.12)	(0.11)	(1.20)	—	(1.43)
Acquisition-related costs and other non-recurring expenses, pre-tax	0.04	—	0.01	0.01	0.06
Tax expense on above items	0.02	0.03	0.32	—	0.37
Charge related to Tax Reform	—	—	—	0.80	0.79
Favorable tax matters	—	(0.06)	—	—	(0.06)
Net income attributable to FlyOver Iceland noncontrolling interest	—	—	—	—	—
Income (loss) before other items	$0.33	$1.22	$1.33	$(0.26)	$2.62

	Q1 2017
Adjusted segment operating income (loss) and adjusted segment EBITDA:	GES	Pursuit	Viad
Net income attributable to Viad			$6,777
Net income (loss) attributable to noncontrolling interest			(264)
Loss from discontinued operations			816
Income tax expense			2,741
Net interest expense			2,047
Impairment recoveries, pre-tax			(2,384)
Restructuring charges, pre-tax			394
Corporate activities expense			2,610
Corporate eliminations			(16)
Segment operating income (loss)	$22,996	$(10,275)	$12,721
Integration costs	125	88	213
Acquisition transaction-related costs	—	188	188
Adjusted segment operating income (loss)	23,121	(9,999)	13,122
Segment depreciation	6,285	2,751	9,036
Segment amortization	2,787	272	3,059
Adjusted segment EBITDA	$32,193	$(6,976)	$25,217